EXHIBIT 99.1

For Immediate Release	Contact: Investor Relations ICR, LLC Kate Messmer 678-421-3800

PRIMEDIA REPORTS FIRST QUARTER 2008 RESULTS

~ Announces Quarterly Dividend ~

Atlanta, GA, May 8, 2008 – PRIMEDIA Inc. (NYSE: PRM), the #1 print and online publisher and distributor of advertising-supported consumer guides in the U.S. through its Consumer Source operation, today reported results for the first quarter ended March 31, 2008.

“In the first quarter, we were pleased to see our largest business, Apartment Guide and ApartmentGuide.com, deliver its third consecutive quarter of year-over-year revenue growth,” said Dean Nelson, Chairman and interim CEO of PRIMEDIA. “However, as we expected, the challenging environment in the residential housing sector impacted New Homes and some of our DistribuTech customers, a situation we anticipate will continue for the remainder of the year. As we previously announced, we are quite enthusiastic that Charles Stubbs will be joining PRIMEDIA as its new CEO later this month. Charles has a strong track record in generating value through the combination of businesses that integrate traditional and online media, like Consumer Source. We are confident that Charles will be able to strengthen our position as the premier print and online resource to advertise apartment and other rentals, as well as new homes, in key markets across the country.”

($ millions, except per share amounts)	First Quarter			Percent
(Unaudited)	2008		2007	Change

Advertising Revenue	$63.6		$63.1	0.7%
Distribution Revenue	13.9		13.8	1.1%
Total Net Revenue	$77.5		$76.9	0.8%

Adjusted EBITDA (a)	$12.9		$14.2	-9.4%

Operating Income	$8.3		$8.7	-5.3%

Income (Loss) from Continuing Operations	$2.2		($13.1)

Discontinued Operations	$11.4	(b) (c)	$117.8	(b) (d)

Net Income (Loss)	$13.6		$104.7

Free Cash Flow (e)	($19.6)		($2.4)

Income (Loss) per Basic and Diluted Common
Share from Continuing Operations	$0.05		($0.30)

(a)

Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other. Adjusted EBITDA is reconciled to a GAAP measure in the attached Financial Highlights table.

(b)	Includes gain on sale of businesses, net of estimated tax, of $0.1 million and $43.5 million for the three months ended March 31, 2008 and 2007, respectively.
(c)

In the first quarter of 2008, the Company recognized a tax benefit of $11.3 million in discontinued operations as a result of its ability to carry back a projected 2008 net operating loss against taxes paid on a portion of the 2007 gain on divestitures of certain subsidiaries.

(d)

In the first quarter of 2007, the Company recorded tax benefits of approximately $61.0 million related to its PEM segment. These benefits, which were recorded as a component of discontinued operations, represent the tax consequences of the recharacterization of certain indefinite-lived intangible assets to definite-lived in connection with the classification of the PEM business as held for sale and were recorded when it became apparent that certain taxable temporary differences would reverse.

(e)

Free cash flow represents net cash provided by operating activities adjusted for additions to property and equipment and capital lease payments. Discontinued operations are included until sold or shut down. Free cash flow is reconciled to a GAAP measure in the attached Exhibit A.

Fiscal 2008 First Quarter Results

•	Total net revenue increased 0.8% year-over-year, reflecting 2.5% growth in Apartments revenue and a 1.1% increase in DistribuTech revenue, partially offset by a 6.6% decline in New Homes revenue.
•	Total Adjusted EBITDA declined 9.4% versus the comparable period last year due to several factors, including:
•	$1.3 million of fees and expenses for an ongoing litigation matter, which are expected to be offset by an insurance recovery for the same matter in the second quarter; and
•

Higher distribution costs as a result of the Company’s 2007 expansion of its retail distribution network and an increase in bad debt expense related to former customers of DistribuTech and New Homes; partially offset by:

•	Higher revenue and a reduction in headcount and professional fees as part of the headquarters transition.
•

Operating income declined 5.3% year-over-year due the same factors described above that affected our Adjusted EBITDA, as well as higher depreciation costs due to investments in internal-use software placed in service, partially offset by lower non-cash compensation expense and restructuring costs.

•

Net income decreased $91.1 million year-over-year, primarily due to the $43.5 million gain on the sale of businesses, net of tax and a tax benefit of $61.0 million related to the PEM discontinued operation, both recorded in 2007, partially offset by a reduction of $24.0 million in interest expense from the Company’s lower debt level.

•

Free Cash Flow was ($19.6) million in the first quarter 2008 compared to ($2.4) million in the first quarter 2007. The decrease was primarily due to the absence of cash flow from businesses divested after the first quarter of 2007 and post-Enthusiast Media sale obligations.

Apartments (Apartment Guide, ApartmentGuide.com and Rentals.com)

Apartments, representing approximately 82% of first quarter 2008 advertising revenue, grew revenue by 2.5% to $52.0 million in the first quarter 2008 from $50.7 million in the first quarter 2007. This improvement was driven by ongoing strength in ApartmentGuide.com premium online product upgrades and a slight year-over-year increase in our integrated print and online products. Apartment Guide and ApartmentGuide.com’s results were primarily due to the Company’s continuing actions to strengthen client relationships and provide value-added online enhancements, including tools to better track results and demonstrate Consumer Source’s effectiveness in generating customer leads and leases. ApartmentGuide.com experienced a monthly average of approximately 2 million unique visitors during the first quarter. Revenue from the Company’s online single unit real estate rental product line, Rentals.com, decreased by 2.8% in the first quarter compared to the first quarter 2007. This decline was primarily due to execution issues, which are being addressed by the new Rentals.com leadership.

New Homes (New Home Guide, NewHomeGuide.com and Professional Edition)

New Homes, representing approximately 18% of first quarter 2008 advertising revenue, experienced a revenue decline of 6.6% in the first quarter of 2008 to $11.6 million compared to $12.4 million in the first quarter of 2007. This decrease in revenue was primarily due to ongoing declines in premium advertising spending by many new homebuilders, driven by continued weakness in new home sales. Taken as a whole, advertising revenue for new homes publications that have been in operation for more than one year declined in first quarter 2008 by 11.1% compared to first quarter 2007, with 60%

of these markets experiencing revenue declines. In January 2008, the Company suspended publication of its Atlanta Professional Home Guide, which was incurring significant revenue losses.

DistribuTech

The Company’s publications benefit from its distribution operation, DistribuTech, via its national footprint of in-store display racks located in retail outlets across the country. The Company’s strategy is to continue to optimize distribution for its own publications while minimizing costs by offsetting expenses with third-party distribution revenue. This optimization has historically caused, and will continue to cause, DistribuTech revenue and expenses to fluctuate quarter-to-quarter. DistribuTech revenue increased 1.1% to $13.9 million in the first quarter 2008 from $13.8 million in the first quarter 2007. As anticipated, DistribuTech revenue grew at a slower pace than in the fourth quarter 2007, primarily due to the continued impact of lost business from publishers within the resale home sector scaling back or ceasing operations.

Discontinued Operations

As previously announced, the Company expects to complete the disposition of the Auto Guide business by the end of the second quarter. No sale transactions are pending at this point, and there can be no assurance that any transaction will occur, or, if undertaken, the terms or timing of such a transaction or transactions. The operations of the Auto Guide business are classified as discontinued operations for all periods presented.

During the three months ended March 31, 2008, the Company recognized a tax benefit of $11.3 million in discontinued operations as a result of its ability to carry back a projected 2008 net operating loss (“NOL”) against taxes paid on a portion of the 2007 gain on divestitures of certain subsidiaries. The current year NOL arises primarily from the reversal of differences between the book and tax basis in a group of PRIMEDIA Healthcare intangible assets triggered by the sale of those assets during the three months ended March 31, 2008. Further adjustments to the tax benefit reported in discontinued operations related to the NOL carry back, and adjustments to the Company’s valuation allowance, are possible as estimations regarding 2008 taxable income change.

Balance Sheet

As of March 31, 2008, the Company’s cash and cash equivalent balance declined to $7.2 million versus $66.8 million as of March 31, 2007 due to the proceeds remaining from the sale of the Outdoor Group. The Company had debt, net of cash, of $244.9 million at March 31, 2008, compared to net debt of $1.3 billion at March 31, 2007. The Company had approximately $91.8 million of unused bank commitments available at March 31, 2008.

Free Cash Flow and Capital Expenditures

Free cash flow includes discontinued operations until sold or shutdown. For the quarter ended March 31, 2008, free cash flow was ($19.6) million compared to ($2.4) million for the first quarter 2007. Free cash flow decreased primarily due to:

•	The absence of cash flow from businesses divested after the first quarter of 2007 of approximately $23.7 million;
•	Post-Enthusiast Media sale obligations of approximately $14.4 million, including severance, bonuses and incremental cash taxes paid; partially offset by:
•	Reduction of $20.9 million, which includes capital expenditures, the Company’s lower debt service and improvements in working capital requirements.

Free cash flow is reconciled to net cash (used in) provided by operating activities in the attached Exhibit A.

The ongoing operation of Consumer Source remained consistent for first quarter 2008 compared to first quarter 2007 for working capital requirements and capital expenditures. Typically, Consumer Source experiences a seasonal use of working capital in the first quarter, primarily due to retail distribution expense prepayments; however, the Company expects strong cash flow generation from operations for the full year 2008. During the quarter ended March 31, 2008, the Company invested $2.8 million in Consumer Source capital expenditures compared to $2.6 million in 2007.

Dividend

The Company announced today that its Board of Directors has authorized a quarterly cash dividend of $0.07 per share of common stock, payable on June 11, 2008, to stockholders of record on May 19, 2008. The Company currently expects to continue to pay a regular quarterly dividend for the foreseeable future, at the discretion of the Board of Directors, dependent on such factors as available cash, anticipated cash needs, overall financial and market conditions, future prospects for cash flow and such other factors as are deemed relevant by the Board of Directors.

Fiscal 2008 Outlook

Apartments – Occupancy rates in the apartment leasing sector in most markets have moved to more normalized levels, increasing the demand for advertising. However, construction levels are expected to remain low, and the Company does not expect significant additional apartment inventory in 2008. Increases in available units contribute to additional growth opportunities. The Company’s current focus is to continue to drive quarter-over-quarter revenue growth and improve site engineering and performance for Rentals.com, while driving traffic through search engine optimization.

New Homes - The Company, as expected, has seen the softness in New Homes spread to additional markets in early 2008 and believes pressure in this business will continue to increase over the near term and remain challenging throughout the year. The Company is prudently managing its expense structure to operate as efficiently as possible, which in this environment may include further suspension of publications in select markets if conditions worsen, while still cultivating its client relationships to best position itself for when this sector improves.

DistribuTech – The Company expects to continue experiencing lost revenue from customers, particularly within the resale home sector, who are scaling back or ceasing operations. At the same time, DistribuTech will pursue new customers to diversify its client base and further optimize its distribution network by eliminating less effective retail locations for our publications.

Corporate Overhead – Beginning with first quarter 2008, the Company has combined the expense line items of Other General Expenses and Corporate Administrative Expenses into a single General and Administrative expenses line item.

The transition of the Company’s headquarters from New York to Atlanta will be completed in the second quarter, as expected, and the Company anticipates a corporate overhead run rate of approximately $12 million annually compared to the full year 2007 run rate of $29.1 million. Corporate Overhead for the first quarter 2008 was $2.1 million. The Company continues to build its team in Atlanta and shift corporate functions from New York, moving toward the annual Corporate Overhead run rate of $12 million.

General and Administrative expenses, which includes Corporate Overhead, increased to $14.5 million in the first quarter 2008 compared to $14.0 million in the first quarter 2007, primarily due to $3.5 million in transition-related costs and $1.3 million of litigation fees and expenses, partially offset by a $4.6 million reduction in Corporate Overhead. The Company expects to incur approximately $1.5 million in transition-related costs in the second quarter 2008.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 10:00 A.M. Eastern time. The call can be accessed live over the phone by dialing (800) 762-8908, or for international callers, (480) 629-9041. The passcode is 3873868. Additionally, a live audio webcast will be available to interested parties for a limited time only at www.primedia.com under the Investor Relations section.

A recorded version will be available after the conference call at (800) 406-7325 in the U.S. or (303) 590-3030 if you are outside the U.S. The replay ID is 3873868. The recorded version will be available shortly after the completion of the call until midnight, Eastern Time, May 15, 2008.

Use of the Term Adjusted EBITDA

Adjusted EBITDA is reconciled to net income in the attached Financial Highlights table. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other. The Company believes that Adjusted EBITDA provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. These operating performance results are used by the Company’s chief operating decision maker to make decisions about resource allocation and to assess performance.

Adjusted EBITDA is not intended to be and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Adjusted EBITDA in an identical manner, and, therefore, it is not necessarily comparable between companies.

Use of the Term Free Cash Flow

Free Cash Flow is reconciled to net cash provided by (used in) operating activities in the attached Exhibit A. Free Cash Flow is defined as net cash provided (used in) by operating activities adjusted for additions to property, equipment and other (excluding acquisitions), and capital lease payments. Discontinued operations are included until sold or shut down.

The Company believes that the use of Free Cash Flow enables the Company’s chief operating decision maker to make decisions based on the Company’s cash resources. The Company believes that Free Cash Flow provides useful information to investors as it is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt, make strategic investments and pay dividends.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free Cash Flow, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, and, therefore, it is not necessarily comparable between companies.

About PRIMEDIA Inc.

PRIMEDIA Inc., through its Consumer Source Inc. operation, is an integrated media business that provides advertising supported print and online consumer guides for the apartment and new home industries. Consumer Source publishes and distributes more than 38 million guides – such as Apartment Guide and New Home Guide – to approximately 60,000 U.S. locations each year through its proprietary distribution network, DistribuTech. The Company also distributes category-specific content on its leading websites, including ApartmentGuide.com, NewHomeGuide.com and Rentals.com, a comprehensive single unit real estate rental site. For more information, visit www.primedia.com.

Forward-looking Statements

This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these risks and uncertainties are beyond the ability of the Company to control or predict. These potential risks and uncertainties include, among others, general economic trends and conditions and, in particular, trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition; the implementation and results of the Company’s ongoing strategic initiatives; the demand by customers for the Company’s premium services; expenses or adverse results from litigation; increases in paper costs; and risks arising from potential weaknesses in the Company’s controls environment, particularly the weaknesses previously identified in the Company’s Annual Report on Form 10-K. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of May 8, 2008. The Company undertakes no duty to update or otherwise revise the information contained in this release.

All names are trademarks and/or registered trademarks of PRIMEDIA Inc. © PRIMEDIA Inc. 2008. All rights reserved.

Financial highlights table and Exhibit A follow

PRIMEDIA Inc.

Financial Highlights (Unaudited)
($ in millions, except per share data)
	Three Months Ended
	March 31,
	2008	2007
Revenue, Net:
Advertising	$63.6	$63.1
Distribution	13.9	13.8
Total Revenue, Net	$77.5	$76.9

Cost of Goods Sold	$7.0	$7.3
Marketing and Selling	20.2	20.4
Distribution and Circulation	21.2	19.6
General and Administrative Expenses	14.5	14.0
Other General Expenses	1.7	1.4
Total	$64.6	$62.7

Adjusted Earnings before Interest, Taxes, Depreciation, Amortization and
Other Credits (Charges) (A) (Adjusted EBITDA)	$12.9	$14.2

Depreciation and Amortization of Property and Equipment	(3.3)	(3.0)
Amortization of Intangible Assets	(0.8)	(0.7)
Non-Cash Compensation	-	(0.2)
Provision for Restructuring Costs	(0.5)	(1.6)
Operating Income	8.3	8.7

Interest Expense (B)	(5.0)	(29.0)
Amortization of Deferred Financing Costs	(0.3)	(0.6)
Other Income, Net	0.2	1.9
Income (Loss) Before (Provision) Benefit for Income Taxes	3.2	(19.0)

(Provision) Benefit for Income Taxes	(1.0)	5.9

Income (Loss) from Continuing Operations	2.2	(13.1)

Discontinued Operations (including gain on sale of businesses, net of tax, of $0.1 million and $43.5 million for the three months ended March
31, 2008 and 2007, respectively)	11.4	117.8

Net Income	$13.6	$104.7

Basic and Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.05	$(0.30)
Discontinued Operations	0.26	2.68
Net Income	$0.31	$2.38

Basic Common Shares Outstanding (weighted-average)	44,171,917	44,086,888

Diluted Common Shares Outstanding (weighted-average)	44,203,993	44,086,888

Capital Expenditures, net (excluding acquisitions)	$2.8	$6.0

	At March 31,	At December 31,	At March 31,
	2008	2007	2007
Cash and cash equivalents	$7.2	$14.7	$66.8
Long-term debt, including current maturities (B)	$252.1	$252.8	$1,319.4
Common shares outstanding	44,171,917	44,165,450	44,086,999

(A) Other credits (charges) include non-cash compensation and provision for restructuring costs.
(B) During the third quarter of 2007, the Company repaid all $492.5 million of its term loan, redeemed all $410.0 million of its 8 7/8% Senior Notes due 2011, redeemed
$292.2 million of its 8.00% Senior Notes due 2013, and redeemed all $122.5 million of its Senior Floating Rate Notes due 2010. In addition, on August 1, 2007, the
Company completed the financing for a $350.0 million senior secured bank credit facility, consisting of a $100.0 million revolving loan facility and a $250.0 million
Term Loan B.

Exhibit A

PRIMEDIA Inc.

Reconciliation of Free Cash Flow to Cash (Used in) Provided by Operating Activities (Unaudited)

($ in millions)

	Three Months Ended March 31,
	2008	2007

Net cash (used in) provided by operating activities	$(16.7)	$3.9

Additions to property and equipment	(2.8)	(6.0)
Capital lease payments	(0.1)	(0.3)

Free Cash Flow	$(19.6)	$(2.4)

Supplemental information:

Cash interest paid, including interest on capital and restructured leases	$5.0	$14.0

Cash taxes paid (net of refunds received)	$15.5	$4.9

Cash paid for restructuring costs	$3.6	$2.1